EXHIBIT 99

FOR IMMEDIATE RELEASE
Contact: Mr. Edward Geletka
President and CEO
(856) 205-0058

COLONIAL FINANCIAL SERVICES, INC.
ANNOUNCES FIRST QUARTER 2012 RESULTS

    Vineland, New Jersey, May 15, 2012 – Colonial Financial Services, Inc. (NASDAQ Global Market: COBK) (the “Company”) the holding company for Colonial Bank, FSB (the “Bank”), announced net income of $248 thousand, or $0.06 per basic and diluted share for the three months ended March 31, 2012, compared to $815 thousand, or $0.20 per basic and diluted share, for the three months ended March 31, 2011.

    For the three months ended March 31, 2012, net interest income was $4.1 million compared to $4.2 million for the three months ended March 31, 2011.  The provision for loan losses increased to $1.2 million for the three months ended March 31, 2012 from $316 thousand for the three months ended March 31, 2011.  The increase in the provision for loan losses in the first quarter of 2012 compared to the first quarter of 2011 primarily reflects the need for higher reserve additions as a result of increases in nonperforming and criticized assets.  Interest income decreased to $5.6 million for the three months ended March 31, 2012 from $6.1 million for the three months ended March 31, 2011.  Interest expense decreased to $1.5 million for the three months ended March 31, 2012 from $1.9 million for the three months ended March 31, 2011.  Non-interest income was $546 thousand for the three months ended March 31, 2012 compared to $417 thousand for the three months ended March 31, 2011.  Non-interest expense was $3.1 million for the three months ended March 31, 2012 compared to $3.1 million for the three months ended March 31, 2011.  For the three months ended March 31, 2012, income tax expense totaled $78 thousand compared to $319 thousand for the three months ended March 31, 2011.

    Total assets at March 31, 2012 were $638.9 million compared to $603.8 million at December 31, 2011, an increase of $35.1 million.  Cash and cash equivalents increased to $31.6 million at March 31, 2012 from $7.9 million at December 31, 2011.  Investment securities available for sale increased to $243.8 million at March 31, 2012 from $228.5 million at December 31, 2011.  Investment securities held to maturity totaled $36.8 million at March 31, 2012 compared to $38.0 million at December 31, 2011.  Net loans receivable at March 31, 2012 were $294.3 million compared to $297.6 million at December 31, 2011.  Deposits increased to $563.9 million at March 31, 2012 compared to $520.7 million at December 31, 2011.  Total borrowings decreased to $2.0 million at March 31, 2012 compared to $10.0 million at December 31, 2011.  Stockholders’ equity decreased to $71.5 million at March 31, 2012 from $71.7 million at December 31, 2011.

    Colonial Financial Services, Inc. is the stock holding company for Colonial Bank, FSB.  Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913.  Colonial Bank, FSB conducts business from its headquarters and main office in Vineland, New Jersey as well as eight offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiaries, CB Delaware Investments, Inc. and Cohansey Bridge LLC.

    Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2012	2011
Interest income	$5,585	$6,090
Interest expense	1,466	1,923
Net interest income	4,119	4,167
Provision for loan losses	1,248	316
Net interest income after provision for loan losses	2,871	3,851
Non-interest income	546	417
Non-interest expense	3,091	3,134
Income before taxes	326	1,134
Income tax expense	78	319
Net income	$248	$815

Earnings per share – basic	$0.06	$0.20
Earnings per share – diluted	$0.06	$0.20
Weighted average shares outstanding – basic (1)	3,825,534	4,014,871
Weighted average shares outstanding – diluted (1)	3,825,534	4,014,871

Performance Ratios (Unaudited)
	For the Three Months Ended March 31,
	2012	2011
Return on average assets (2)	0.16%	0.55%
Return on average equity (2)	1.38%	4.67%
Net interest margin on average interest earning assets	2.95%	3.07%

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands, except per share data)
	At March 31, 2012	At December 31, 2011
Assets	$638,943	$603,814
Cash and cash equivalents	31,598	7,893
Investment securities	280,617	266,535
Net loans receivable	294,294	297,570
Deposits	563,912	520,703
Federal Home Loan Bank borrowings	2,000	10,045
Total stockholders’ equity	71,528	71,685
Book value per share (3)	17.90	17.95
Stockholders’ equity to total assets	11.19%	11.87%

Asset Quality (Unaudited)
(Dollars in thousands)
	At March 31, 2012	At December 31, 2011
Non-performing assets (4)	$9,147	$9,245
Allowance for loan losses	2,866	5,027
Non-performing assets to total assets	1.43%	1.53%
Allowance for losses to total loans	0.96%	1.66%

(1)
Shares outstanding do not include unreleased ESOP shares and treasury shares but do include the common share equivalents of stock options and stock awards for the purpose of the weighted average shares outstanding-diluted calculation, if dilutive.

(2)	Annualized.
(3)	Total stockholders’ equity divided by shares outstanding of 3,995,134 and 3,994,046 for March 31, 2012 and December 31, 2011, respectively.
(4)	Non-performing assets include non-accrual loans and real estate owned.